                                                                  Exhibit 99.1

                      FIRST FEDERAL FINANCIAL BANCORP, INC
                                415 Center Street
                               Ironton, Ohio 45638


Release Date:     July 26, 2002

CONTACT:   I. VINCENT RICE
           President
           (740) 532-6845

           FIRST FEDERAL FINANCIAL BANCORP, INC. ANNOUNCES THIRD
           QUARTER EARNINGS

         IRONTON, OHIO--(OTCBB:FFFB). First Federal Financial Bancorp, Inc. (the "Company"), announced today that it earned $153,863, or $.36 per share, and $378,860, or $.90 per share, for the three and nine months ended June 30, 2002, respectively, as compared to $56,309, or $.13 per share, and $185,112, or $.41 per share, for the three and nine months ended June 30, 2001, respectively.

         The Company paid a regular quarterly dividend of $.07 per share for the 2002 and 2001 quarters.

         Net interest income increased $110,455, or 24.0%, from $460,707 for the 2001 quarter to $571,162 for the 2002 quarter. Interest income decreased $129,303, or 10.3%, but was more than offset by a $239,758, or 30.0%, decrease in interest expense. The decrease in interest income resulted primarily from a decrease in the average volume of the loan portfolio, and to a lesser extent, from a decline in variable rates of interest on loans and mortgage-backed securities. The decrease in interest expense resulted primarily from decreased rates paid on deposits and Federal Home Loan Bank advances due to declining market rates of interest, and to a lesser extent, due to a decline in the average volume of interest-bearing deposits.

         The Company provided $15,000 for loan losses during the 2002 quarter as compared to $18,000 for the 2001 quarter, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

         Non-interest income, which primarily consists of service charges on deposit accounts, and other service charges, commissions and fees, increased slightly, totaling $39,299 for the 2002 quarter as compared to $38,329 for the 2001 quarter.

         Non-interest expense decreased $33,000, or 8.3%, from $397,154 for the 2001 quarter to $364,154 for the 2002 quarter. The decrease in non-interest expense resulted primarily from decreases in professional services expenses of $23,806, franchise taxes of $6,707, directors' fees and expenses of $5,331, and advertising expenses of $3,080, partially offset by an increase in compensation and benefits of $7,066.

         The provision for income taxes increased $49,871, from $27,573 for the 2001 quarter to $77,444 for the 2002 quarter due to the increase in pretax income.

         For the nine months ended June 30, 2002 as compared to June 30, 2001, net interest income increased $278,998, or 20.3%, from $1,376,847 to $1,655,845.
Interest income decreased $265,136, or 7.0%, but was more than offset by a $544,134, or 22.7%, decrease in interest expense. The decrease in interest income resulted primarily from decreases in the average volumes of the loan and mortgage-backed securities portfolios and from lower yields earned on these assets due to variable interest rates. The decrease in interest expense resulted primarily from decreased rates paid on advances from the Federal Home Loan Bank and on deposits due to declining market rates of interest.

         The Company provided $46,000 for loan losses during the 2002 nine month period as compared to $37,000 for the 2001 nine month period in order to bring the allowance for loan losses to an adequate level, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

         Non-interest income increased $3,714, or 3.8%, from $97,590 for the 2001 nine month period to $101,304 for the 2002 nine month period.

         Non-interest expense decreased $23,843, or 2.0%, from $1,169,112 for the nine months ended June 30, 2001 to $1,145,269 for the nine months ended June 30, 2002. The decrease in non-interest expense resulted primarily from decreases in professional services expenses of $23,190 and franchise taxes of $17,441, partially offset by an increase in compensation and benefits of $16,501.

         The provision for income taxes increased $103,807, from $83,213 for the 2001 nine month period to $187,020 for the 2002 nine month period due to the increase in pretax income.

         At June 30, 2002, the Company had $68.9 million in total assets, $59.9 million of total liabilities, and $9.0 million of total stockholders' equity. The Bank is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio, and one full service branch located in Proctorville, Ohio.

                          FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY
                                      CONDENSED BALANCE SHEETS

                                                           June 30,              September 30,
                                                             2002                    2001
                                                          (Unaudited)
                                                          -----------           ---------------
Total Assets                                            $    68,896,859         $    70,986,081

Investment Securities Held to Maturity                        3,608,536               2,879,973

Investment Securities Available for Sale                        605,239                 659,023

Loans Receivable, net                                        50,579,637              52,274,784

Mortgage-Backed Securities Held to Maturity                   3,633,428               4,296,086
Mortgage-Backed Securities Available for Sale                 5,728,509               6,203,315

Deposits                                                     49,798,871              51,115,536
Advances from Federal Home Loan Bank                          9,620,960              10,837,289
Total Liabilities                                            59,878,201              62,275,831
Total Stockholders' Equity                                    9,018,658               8,710,250




                                            CONDENSED STATEMENTS OF INCOME

                                                 Three Months                   Nine Months
                                                Ended June 30,                 Ended June 30,
                                         ----------------------------   ----------------------------
                                              2002           2001           2002             2001
                                          (Unaudited)    (Unaudited)    (Unaudited)      (Unaudited)
                                         ------------   -------------   -----------     ------------
Interest Income                          $  1,131,359   $   1,260,662   $  3,508,927    $   3,774,063
Interest Expense                              560,197         799,955      1,853,082        2,397,216
                                         ------------   -------------   ------------    -------------
Net Interest Income                           571,162         460,707      1,655,845        1,376,847
Provision for Loan Losses                      15,000          18,000         46,000           37,000
                                         ------------   -------------   ------------    -------------

Net Interest Income After
  Provision for Loan Losses                   556,162         442,707      1,609,845        1,339,847
Non-Interest Income                            39,299          38,329        101,304           97,590
Non-Interest Expense                          364,154         397,154      1,145,269        1,169,112
                                         ------------   -------------   ------------    -------------
Income Before Provision
  for Income Taxes                            231,307          83,882        565,880          268,325
Provision for Income Taxes                     77,444          27,573        187,020           83,213
                                         ------------   -------------   ------------    -------------
Net Income                               $    153,863   $      56,309   $    378,860    $     185,112
                                         ============   =============   ============    =============
Earnings Per Share:
  Basic                                  $        .36   $         .13   $        .90    $         .41
                                         ============   =============   ============    =============
  Diluted                                $        .36   $         .13   $        .89    $         .41
                                         ============   =============   ============    =============